Exhibit 10.4

FINAL

12/15/06

FORCE DYNAMICS LLC
JOINT VENTURE AGREEMENT

By and between

General Dynamics Land Systems Inc.

And

Force Protection, Inc.

GENERAL DYNAMICS LAND SYSTEMS INC. & FORCE PROTECTION, INC.
PRIVATE INFORMATION

Table of Contents

Article I	Definitions

	1.1	Definitions

Article II	Establishment and Business of Company

	2.1	Formation
	2.2	Membership Interests
	2.3	Other Actions
	2.4	Attaining Business Objectives

Article III	Concept of Operations

	3.1	General
		3.1.1	Equitable Principle
		3.1.2	Company Preference
		3.1.3	Commitment
		3.1.4	Follow-on Proposal Submissions
		3.1.5	International Programs

	3.2	Workshare
		3.2.1	Mutual Intent to Win
		3.2.2	Initial Workkshare
		3.2.3	True-Up Process

	3.3	Workshare Subcontracts
		3.3.1	Program Management
		3.3.2	Matrix Organization

	3.4	Responsibility
	3.5	Product Approach
	3.6	Company Operating Plan
	3.7	Delegation of Authority
	3.8	Key Event Timeline

Article IV	Representations and Warranties

	4.1	FPI Representations and Warranties
	4.2	GDLS Representations and Warranties
	4.3	FPI-GDLS Representation and Warranty

Article V	Dispute Resolution

	5.1	Disputes
	5.2	Damages

Article VII	Operating Principles and Procedures

		6.1.1	Formation
		6.1.2	Name
		6.1.3	Duration
		6.1.4	Offices
		6.1.5	Governing Documents

	6.2	Initial Capital Contributions
		6.2.1	Contributions in Cash
		6.2.2	Additional Contributions

	6.3	Capital Accounts

	6.5	Books; Accounting; Tax Elections; Reports
		6.5.1	Books and Reports
		6.5.2	Reports and Audits
		6.5.3	Filing of Returns: Tax Matters Members
		6.5.4	Annual Financial Statements
		6.5.5	Quarterly Accounting Statements
		6.5.6	External Auditors
		6.5.7	Internal Audits
		6.5.8	Internal Controls
		6.5.9	Budgets

	6.6	Allocations and Distributions
		6.6.1	Normal Allocations
		6.6.2	Section 754 Election
		6.6.3	Allocations for Tax and Book Purposes
		6.6.4	Certain Accounting Matters
		6.6.5	Tax Allocations: Code Section 704(c)
		6.6.6	Qualified Income Offset
		6.6.7	Gross Income Allocation
		6.6.8	Partnership Minimum Gain Charge-back
		6.6.9	Partner Nonrecourse Debt Minimum Gain Charge-back
		6.6.10	Limitations on Loss Allocations
		6.6.11	Partner Nonrecourse Deductions

	6.6.12	Nonrecourse Deductions
	6.6.13	Excess Nonrecourse Liabilities
	6.6.14	Ordering Rules
	6.6.15	Curative Allocations
	6.6.16	Distributions
	6.6.17	Set-Off
	6.6.18	Proceeds of Any Liquidating Transaction

6.7	Membership Interests and Restrictions
	6.7.1	Membership Interest
	6.7.2	Removal; Withdrawal; No Transfer of Interest
	6.7.3	Limitations on Disposition of Membership Interests
	6.7.4	Admission of Transferee

6.8	Member’s Powers; Meetings
	6.8.1	General Powers
	6.8.2	The Board
	6.8.3	Regular Meetings
	6.8.4	Special Meetings
	6.8.5	Attendance and Quorum
	6.8.6	Written Consent in Lieu of Meeting
	6.8.7	Participation in a Meeting by Electronic Means
	6.8.8	Compensation of the Board
	6.8.9	No Financial Interest
	6.8.10	Board Duties
	6.8.11	Committees

6.9	Dissolution
	6.9.1	In General
	6.9.2	Disassociation Option
	6.9.3	Additional Put-Call Option
	6.9.4	Dissolution upon Disassociation
	6.9.5	Winding Up
	6.9.6	Other Remedies

6.10	Dispute Resolution

6.11	Indemnification
	6.11.1	Limitation on Personal Liability
	6.11.2	Fiduciary Insurance

6.12	Competition; Fiduciary Duty
	6.12.1	Competition
	6.12.2	Waiver of Corporate Opportunity
	6.12.3	Standard of Care; No Fiduciary Duty

6.13	Miscellaneous Provisions
	6.13.1	Amendments
	6.13.2	Terms
	6.13.3	Execution of Instruments
	6.13.4	Confidential / Proprietary Information

		6.13.5	Notice
		6.13.6	Counterparts
		6.13.7	Entire Agreement; Waiver
		6.13.8	Severability
		6.13.9	Successors
		6.13.10	Governing Law
		6.13.11	Independent Contractors; Expenses
		6.13.12	Affiliates
		6.13.13	Survival
		6.13.14	Limited Liability
		6.13.15	Performance and Responsibility
		6.13.16	Intellectual Property and Technical Data Rights

Article VII	General

	7.1	Contractual Relationship

	7.2	Costs and expenses

	7.3	Publicity
		7.3.1	Press Release
		7.3.2	Marketing

	7.4	No Partnership or Agency

	7.5	Further Assurances

Exhibits

Tab/No.	Section	Document Title

2	2.1	Certificate of Formation (TBD)
3	3.2	Workshare Allocation (TBD)
4	6.8.2	Board Members (TBD)
5	6.13.4	Confidential/Proprietary Data Agreement - Dated November 17, 2006
6	6.13.17	Technology and License Agreement (TBD)

MINE RESISTANT AMBUSH PROTECTED VEHICLE PROGRAM —
FORCE DYNAMICS LLC OPERATING AGREEMENT

This Agreement is entered into and is effective as of the last date of the signatures below, between General Dynamics Land Systems Inc. (“GDLS”), and Force Protection, Inc. (jointly and severally with its wholly owned subsidiary Force Protection Industries, Inc. hereinafter “FPI”).

The purpose of this Agreement is to confirm and set forth the terms and conditions under which GDLS and FPI will work together to win and execute a contract for the anticipated United States Government Mine Resistant Ambush Protected Vehicle Program, including any Foreign Military Sales (“FMS”) and direct international sales that may result therefrom. To accomplish this purpose, the Members shall, coincident with the execution of this Agreement, enter into the other documents referred to in this Agreement, and otherwise furnish this joint venture assistance and enhance its opportunity for future success, all as provided for in this Agreement.

ARTICLE I
DEFINITIONS

1.1 Definitions. The following terms, as used herein, shall have the following meanings whether used in the singular or plural or whether upper of lower case (some additional terms are defined within sections to which they pertain):

“Act” means Title 6, Chapter 18 (Limited Liability Company Act) of the Delaware Code, as amended from time to time or any successor legislation governing the conduct and affairs of the Company.

“Adjusted Capital Account Balance” means, with respect to either Member, the balance in such Member’s Capital Account after giving effect to the following adjustments:

•                            debits to such Capital Account of the items described in Section 1.704-l(b)(2)(ii)(d)(4) — (6) of the Treasury Regulations, and

•                            credits to such Capital Account of such Member’s share of Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain or any amount which such Member would be required to restore under this Agreement or otherwise.

The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

“Affiliate” of a Party means another company or partnership controlled by such Party and specifically excludes any parent Entity of either Party.

“Agreement” means this FD Operating Agreement by and among GDLS and FPI and those exhibits attached hereto as amended from time to time in accordance with the terms hereof.

“Available Cash” means:

•                            all cash and cash equivalents on hand of the Company from any source, less

•                            cash reasonably reserved by the Company or reasonably anticipated by the Member Designees to be required (after application of anticipated cash revenues from any source) for debts and expenses, interest and scheduled principal payments on any indebtedness, capital expenditures, replacements, taxes or activities in the business of the Company.

“Background Intellectual Property” (“BIP”) means any IP or Technical Data (“TD”) owned, used, or controlled by a Party prior to the date of this Agreement or created by a Party independent of the Program, and without reference to the other Party’s IP.

“Capital Account” shall have the meaning set forth in Section 6.4.

“Capital Contributions” means the total amount of cash and other property contributed to the Company by the Members.

“Certificate of Formation” means the Certificate of Formation attached to the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor Federal law, and to the extent applicable, any Treasury Regulations promulgated there under.

“Company” means Force Dynamics LLC (“FD”) a limited liability company governed by this Agreement, and formed by the Members as reflected on the Certificate of Formation.

“Control” (and derivatives thereof) means the power (whether by contract or otherwise) to exercise a controlling influence over the management or policies of an Entity, unless such power is solely the result of an official position with such Entity. Any Person which beneficially owns, either directly or through one or more controlled Entities, more than 50% of the voting equity capital of an Entity shall be presumed to control such Entity.

“Disposition” means the sale, lease or other means (including any merger or consolidation, tender or exchange offer, open market or private transaction or joint venture or other collaborative venture) by which a Person ceases to maintain Control of a business.

“Entity” means any general partnership, limited partnership, corporation, association, cooperative, joint stock company, trust, limited liability company, business trust, joint venture,

unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

“Fair Market Value” means, in reference to the Company or a Membership Interest, the fair market value of the Company or such Membership Interest, determined in accordance with Section 6.9.2. In reference to property or assets other than the Company, “Fair Market Value” means the fair market value of the property or assets as reasonably agreed to between the Members in arms length negotiations.

“Fiscal Year” means the fiscal year of the Company and shall be the same as its taxable year, which shall be the year ending December 31 unless otherwise required by the Code or determined by the Members. Each Fiscal Year shall commence on the day immediately following the last day of the immediately preceding Fiscal Year.

“FPI” means Force Protection, Inc., a publicly traded company incorporated in Nevada with offices at 9801 Highway 78, Ladson, South Carolina USA 29456, jointly and severally with its wholly owned operating subsidiary Force Protection Industries, Inc. a Nevada corporation.

“FPI Proposal” means the bid proposal prepared by FPI (with the assistance of GDLS) in response to the MRAP Solicitation (M67854-07-R-5000), to include without limitation FPI’s Technical, Survivability, Production and Business proposals for the Category I and Category II requirements such Solicitation.

“Foreground Intellectual Property” (“FIP”) means any IP or TD created by either Party or by both Parties under the Program which is neither based on nor derived from BIP.

“GAAP” mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“GDLS” means General Dynamics Land Systems Inc., a Delaware corporation with offices at 38500 Mound Road, Sterling Heights, Michigan, USA 48310-3200.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the regulations there under, or any successor thereto, as amended from time to time.

“Including” means including, but not limited to, including without limitation and all like phrases.

“Intellectual Property” (“IP”) means any new invention or useful art, process, methodology, technique, machines, manufacture or composition of matter or any new and useful improvement of any art, process, methodology, technique, machine, manufacture or composition of matter, any improvements or modifications of the foregoing, as well as any works of authorship and trade secrets, whether or not patented or subject to protection under patent, copyright or trade secret laws.

“ILAV” means the Iraqi Light Armored Vehicle program.

“JERRV” means pre-existing USMC contracts for the procurement of the FPI Cougar before December 18th, 2006

“JLTV” means the U.S. Government Joint Light Tactical Vehicle program.

“Lifecycle Support” means system technical support, field service, logistics support, spare parts, training, publications and similar support activities.

“Member” means GDLS and/or FPI in their ownership capacity with the Company.

“Member Designee” means an individual appointed by a Member to represent such Member’s Membership Interests. Neither Member shall designate an individual to be a Designee who is not a member, manager, director, Board member or employee of such Member, or of an Affiliate of such Member, without the written consent of the other Member.

“Membership Interest” means the membership interest, as defined in the Act, of a Member that represents the Member’s participation in the Company, including such Member’s share of the Profits and Losses of the Company and right to receive distributions from the Company’s assets, and right to vote and exercise such other management rights as are provided in the Act or this Agreement.

“Membership Percentage” means the unit percentage equal to the quotient obtained by dividing (i) the number of Membership Interests held by a Member by (ii) the total number of Membership Interests held by all Members.

“Party” means GDLS or FPI, and in the plural both of them.

“Person” means an individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so permits.

“Prime Rate” means the rate of interest per annum equal to the prime rate publicly announced by Citibank, N.A. as its prime rate (or similar base rate) in effect at its principal office.

•                            “Profit” and “Loss” means, for tax purposes for each Fiscal Year, or other period, an amount equal to the Company taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code; provided, however, that for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(l).

“Program” means the Mine Resistant Ambush Protected (“MRAP”) Vehicle Program, a United States joint services program to produce and provide lifecycle support to address the current threat of improvised explosive devices in the Middle East as more fully described in solicitation number M67854-07-R-5000. The Program will include any and all solicitations and RFP’s for MRAP production and Lifecycle Support and/or any follow on work which may be performed including any program name change, changed or future program requirements, product evolutions and technology insertions related to the MRAP vehicles whether for U.S. or international sales, or non-military/commercial sales. For the avoidance of doubt, the “Program” only includes the use of FPI’s Cougar 4x4 and 6x6 armored vehicles for the MRAP Cat I and Cat II requirements and does not include any other existing or future contracts or programs for the Parties’ other vehicles (or vehicle variants) to include by way of illustration and not limitation, the JERRV program, the GSTAMIDS program, the ILAV and Mastiff programs, the Buffalo and Cheetah vehicles, the Stryker, LAV, and RG-31 vehicles, the MRAP Cat III program and/or the JLTV program.

“Program Role” means the rights and obligations of a Party, including for this purpose, an Affiliate thereof, pursuant to the subcontracts referenced in Article III of this Agreement, and as more particularly set out in the Business Plan and Program Proposal to be completed by the Company’s Member Designees

“Proportional Amount” means, in connection with a Capital Contribution pursuant to Section 6.2 (each a “Capital Call”), that amount of capital contributed by a Member (the “Contributing Member”), other than the Member having the lowest Proportional Percentage in response to such Capital Call (the “Lowest Contributing Member”), which bears the same proportion to the Capital Contribution required of the Contributing Member in response to such Capital Call as the actual Capital Contribution of the Lowest Contributing Member in response to such Capital Call bears to the Capital Contribution required of such Lowest Contributing Member in response to such Capital Call.

“Proportional Percentage” means, in connection with a Capital Contribution pursuant to Section 6.2.1 or 6.2.2, the percentage (not more than 100%) that the actual Capital Contribution made by a Member bears to the Capital Contribution required of such Member in response to such Capital Call.

“Tax Matters Member” shall have the meaning set forth in Section 6.5.3.

“Technical Data” (“TD”) means assembly drawings, specification control drawings, source control drawings, parts lists, wiring diagrams, procurement data, parts identification documentation, equipment design specifications, interface control documents, test procedures, test specifications, trial reports, manual, instructional materials, firmware data, software specifications, source code listings, control commands and other software documentation, and technical publication source data owned or used by either Party. For the avoidance of doubt the Parties hereby agree that FPI shall at all times retain ownership of the TD for the MRAP vehicle, and shall retain exclusive design authority over the MRAP vehicles.

“Term” shall mean the period of the Company’s duration as determined in accordance with Section 6.1.3.

“Third Party” means any Person or Entity not a Party to this Agreement but shall not include Affiliate as defined herein.

“Treasury Regulations” means the Federal income tax regulations, including any final or temporary regulations, promulgated under the Code, as such Treasury Regulations may be amended from time to time (it being understood that all references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations).

“Workshare” shall have the meaning set forth in Section 3.2.

ARTICLE II
ESTABLISHMENT AND BUSINESS OF COMPANY

2.1 Formation. The Company will be formed by the Members or their Affiliates as a limited liability company under the Act by the filing of a Certificate of Formation (Exhibit 2) in such form as the Parties may mutually agree on or before January 31, 2007 (or such other date as may be agreed between the Parties).

2.2 Membership Interests. The initial Membership Interests in the Company are 50% for GDLS and 50% for FPI.

2.3 Other Actions. The Parties will provide such other information, take such actions and execute such documents as may reasonably be required to carry out the purpose of this Agreement and shall perform and permit to be performed each respective Program Role.

2.4 Attaining Business Objectives. The business objective of the Company shall be to win the Program and to perform any development, production and lifecycle support for the Program in accordance with FPI’s Proposal. In order to attain this objective, the Company shall promptly implement its business plan and develop operating plans setting forth how such objective will be achieved.

ARTICLE III
CONCEPT OF OPERATIONS

3.1. General. It is the intent of the Parties to combine their respective strengths to market and promote FPI’s COUGAR vehicles for the Cat I and Cat II requirements of the MRAP Program. The Parties will make available to the Company their respective resources so that the Company may undertake to develop, manufacture, produce and sustain any vehicles awarded under the MRAP program, in accordance with the plan set forth in FPI’s Proposal. Understanding the complexity of the MRAP Program, the Company will form a FPI-GDLS Team MRAP Program Management Office that will be the Parties’ exclusive interface with the Customer’s Program

Management Organization, and which will have operating responsibility over the execution of the MRAP Program. Each Party will provide personnel to the Program Office according to the plan developed and agreed by the Board. Other than those programs identified above in the definition of “Program”, the Parties agree that the Company will pursue any and all future vehicle programs related to, or arising out of, the current MRAP program.

3.1.1. Equitable Principle. The Company shall operate on the principle of equitable division of burden and benefit as between the Parties. This means that the Parties are expected to contribute resources equally to the venture, to share equally the costs and responsibilities associated with the performance of the Program and to share equally the resulting benefits.

3.1.2 Company Preference. Whenever practicable, the Company will act as the prime contractor for Program Work, and the Parties shall act as the exclusive subcontractors; provided however that the Company and the Parties will give effect to the production plan set forth in FPI’s Proposal consistent with the undertaking of this agreement. Future sub-tier supplier involvement will be mutually agreed upon by the Parties and described in Exhibit 3 per Section 3.2.

3.1.3 Commitment The Parties will not make any bids, enter contracts, or perform any work for any mine protected vehicle business opportunities that fall within the Program, unless mutually agreed upon by the Parties in writing. Provided, however, the Parties recognize and agree that GDLS-C, a GDLS affiliate, may submit the RG-31 for the Program and other solicitations.

3.1.4 Follow-On Proposal Submissions. The Company will submit any future proposals to the U. S. Government with respect to the follow-on requirements for the Program.

3.1.5 International Programs The Company will submit any future proposals related to all derivative International programs (including FMS). The Parties will mutually agree on specific International pursuits that will be undertaken and how the business development activity will be funded. The Parties acknowledge that GDLS-C may pursue International Programs with the RG-31 per their existing marketing agreement.

3.2. Workshare. The Parties agree that the Workshare split based upon revenues, shall be 50% for GDLS and 50% for FPI. This 50%/50% revenue balance shall be for all phases of the Program including, but not limited to LRIP (“low rate initial production”), production phases, and Life Cycle Service and Support (regardless of any changes to the Program name or phases).

3.2.1. Mutual Intent to Win The Parties affirm that this Joint Venture Agreement is based on a mutual intent to join forces to win the MRAP Program. In the interest of the Joint Venture, the Parties agree to focus on each Party’s strengths in the initial Workshare allocation (Exhibit 3) to maximize the competitive advantage of the bid submission. The Parties acknowledge the potential that the initial Workshare may not be 50%/50% immediately.

3.2.2 Initial Workshare The Parties commit to the development of a draft Workshare allocation by January 10th, 2007. A finalization of the initial Workshare allocation will be approved by the Board no later than Feb 28th, 2007. If the initial Workshare is not allocated 50%/50%, the Parties agree that within six months of contract award to develop a plan to adjust the follow-on Workshare beginning in areas that will optimize the competitiveness of the enterprise and the financial return of the Parties. Implementation of the adjusted Workshare will occur according to section 3.2.3 (True-Up Process).

3.2.3. True-Up Process With respect to the 50%/50% Workshare split and revenue balance, the Members agree to annual audits by an independent Third Party and disclosure to GLDS and FPI of only the percentage Workshare split comparison. For reason of practicality, “True-up” to the agreed upon 50%/50% Workshare allocation shall occur on an annual basis or as mutually agreed upon by the Members. In any event the adjusted Workshare to achieve the cumulative 50%/50% allocation will occur no later than the award of any follow-on delivery orders.

3.3 Workshare Subcontracts. The JV will not employ any persons directly. Except as otherwise provided in FPI’s Proposal, the Company will subcontract the appropriate portions of the work of the Program (“Workshare”) to GDLS and FPI in accordance with their respective Program Roles. The Parties agree that their Program Roles, and Workshare, will generally be allocated along conventional business process disciplines including:

3.3.1 Program Management: Led by the Program Manager (PM) who is appointed by the Board, in cooperation with a Deputy PM (DPM), who has overall responsibility for the execution of the program. The PM’s main effort will be to (i) Pursue and Win New Business, (ii) to Execute and Manage current contracts, and to (iii) Defend and Sustain the ongoing life of the program. All other process leads assigned by the Parties to the Program will report to the PM. They will maintain a secondary reporting relationship to their functional leaders in their parent organizations. The role of the PM includes responsibility for:

(i)	Overall program management and coordination
(ii)	Program Planning & Scheduling
(iii)	Oversight of production, to include:
a. Purchasing & Supply Chain management
b. Capsule Fabrication
c. Automotive Integration

d. Final Assembly
(ii)	Financial Performance
(iii)	Delivery Schedule
(iv)	Testing & Vehicle Performance
(v)	Customer Requirements
(vi)	Keeping the Program Sold

3.3.2. Matrix Organization: Subcontracts from the Company to the Parties will form a matrix organization in support of the PM. The Parties envision a Matrix Organization consisting of the following processes and support functions:

(i)	Engineering, Design & Development including Configuration Management and Quality;
(ii)	Production, Delivery and Support to include Integrated Logistics Support;
(iii)	Supply Chain Management to include material requirements planning, purchasing, supplier spares management, and major subcontracts managements
(iv)	Finance to include compliance, accounting, risk management, tax, audit, and Information Technologies
(vi)	Human Resources & Administration to include HR and workplace policies;
(vii)	Communications to include all internal employee communications, Public Relations, and Government Relations
(viii)	Legal & Contracts to include proposal development, contract review, contract negotiation, and other legal matters.

3.4 Responsibility. Each Party shall carry out and shall be wholly and exclusively responsible for the timely and proper performance of any Workshare allocated to it or its Affiliates by the Company. Each Party shall exert commercially reasonable efforts to expand the Program consistent with each Party’s customary approach to such activity.

3.5 Product Approach. The Parties intend to offer the proven family of COUGAR vehicles in 4x4 and 6x6 configurations for the CATERGORY 1 and CATEGORY 2 requirements respectively.

3.6 Company Operating Plan. The agenda of the initial meeting of the Board of Directors will include the approval of the designated Program Manager’s proposed Operating Plan (Goals, Objectives, Workshare, Budget) for the Company. The Program Manager will subsequently provide an Operating Plan review to the Board on a quarterly basis. Each year, the Board will approve an Annual Operating plan at the fourth quarter (Q4) meeting.

3.7 Delegation of Authority. The agenda of the initial meeting of the Board of Directors will include the approval of any Delegations of Authority (DoA) the Board may choose to authorize for the Company leadership team. The Company DoA will be in compliance with both Parties’ respective DoAs

3.8 Key Events Timeline

A. U.S. Government released an RFP on November 9, 2006. Current RFP states for a minimum of two (2) Category I and two (2) Category II Vehicles for this contract and a maximum of 1,500 — Category I and 2,600 — Category II vehicles.

B. MoU signed on Dec 5th , 2006

C. The RFP response due date is December 18, 2006.

D. Joint Venture Document and joint Bid cover letter signed Dec 18th , 2006

E. Joint Venture Established no later than January 18th, 2007

F. Initial Board Meeting convened no later than January 31st, 2007

G. The Initial order of two sample vehicles (per category) is expected in Ql 2007. Customer is expected to subject sample vehicle to rigorous test and evaluation process in advance of main contract award.

H. Main contract award is expected to be received in April 2007.

I. Initial Deliveries will occur within sixty days of Contract Award.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.1 FPI Representations and Warranties. FPI represents and warrants that:

A.                     It is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite power and authority: (i) to own, lease and operate its properties and assets, to conduct its business as now conducted, (ii) to enter into, execute, and deliver this Agreement and the other agreements to which FPI is a party, the execution and delivery of which are contemplated hereby, (iii) and to perform its obligations under this Agreement and the other agreements to which FPI is a party. FPI is duly qualified to transact business and is in good standing, if applicable, in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, condition, results of operations, assets or liabilities (a “Material Adverse Effect”).

B.                       It has full power and authority to execute and to fulfill all of its obligations set forth in this Agreement and this Agreement constitutes a valid and binding agreement of FPI in accordance with its terms. No consent or approval of members or any public authority is required as a condition to the validity or enforceability against FPI of this Agreement or any other document or instrument referred to herein.

C.                       There is no provision in the certificate of organization or operating agreement of FPI or in the corresponding documents of any Affiliate, and no provision of any existing mortgage, indenture, contract, financing statement, or agreement binding on FPI or any Affiliate, that would conflict with or in any way prevent the execution, delivery, or carrying out of the terms of this Agreement including any other document referred to herein.

D.                      FPI has employed no finder, broker, sales agent or other similar intermediary in connection with the negotiation of this Agreement or any of the transactions contemplated hereby.

E.                        All corporate action on the part of FPI, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the other agreements to which FPI is a party, the execution and delivery of which are contemplated in this Agreement, the performance of all obligations of FPI hereunder and thereunder has been taken, and this Agreement and the other agreements to which FPI is a party, the execution and delivery of which are contemplated in this Agreement, constitute valid and legally binding obligations of FPI, enforceable in accordance with its and their terms.

4.2 GDLS Representations and Warranties. GDLS represents and warrants that:

A.                     It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and corporate authority: (i) to own, lease and operate its properties and assets, (ii) to conduct its business as now conducted, to enter into, execute, and deliver this Agreement and the other agreements to which GDLS is a party, the execution and delivery of which are contemplated hereby, (iii) and to perform its obligations under this Agreement and the other agreements to which GDLS is a party, GDLS is duly qualified to transact business and is in good standing, if applicable, in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

B.                       It has full power and authority to execute and to fulfill all of its obligations set forth in this Agreement and this Agreement constitutes a valid and binding agreement of GDLS in accordance with its terms. No consent or approval of stockholders or of any public authority is required as a condition to the validity or enforceability against GDLS of this Agreement or any other document or instrument referred to herein.

C.                       There is no provision in the charter or by-laws of GDLS or corresponding documents of any Affiliate and no provision of any existing mortgage, indenture, contract, financing statement or agreement binding on GDLS or any Affiliate, that would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement or any other document referred to herein.

D.                      GDLS has employed no finder, broker, sales agent or other similar intermediary in connection with the negotiation of this Agreement or any of the transactions contemplated hereby.

E.                        All corporate action on the part of GDLS, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the other agreements to which GDLS is a party, the execution and delivery of which are contemplated in this Agreement, the performance of all obligations of GDLS hereunder and thereunder has been taken, and this Agreement and the other agreements to which GDLS is a party, the execution and delivery of which are contemplated in this Agreement, constitute valid and legally binding obligations of GDLS, enforceable in accordance with its and their term.

4.3 FPI-GDLS Representation and Warranty. Each Party has the sole and exclusive right to all IP, Background IP, and TD that it will contribute to the Program.

ARTICLE V
DISPUTE RESOLUTION

5.1 Disputes. All claims, disputes, controversies, or other matters in question arising out of, connected with, or relating to this Agreement that cannot be resolved by the Parties through face-to-face negotiations as detailed in Section 6.10, will be settled by binding arbitration before three arbitrators, one arbitrator to be selected by each Party and the third to be selected by the two so appointed. The arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association then in effect. All arbitration proceedings will be held in New York City, N.Y. The Parties may take discovery of evidence as allowed by the arbitrators, and subject to the arbitrators’ determination regarding its admission and use. The administrative costs of any arbitration or litigation will be borne equally by the Parties pending the arbitrator’s award. The arbitrators shall be bound by the express provisions set forth in this Agreement and shall not modify any terms of this Agreement or make any award of damages in excess of the amounts set forth in this Agreement or grant any relief not expressly set forth in this Agreement. The determinations of the arbitrators shall be final and, except as provided by law, shall not be subject to judicial review. Any court of competent jurisdiction may enforce any award or determination rendered by the arbitrators.

5.2 Damages. Notwithstanding any provision of this Agreement to the contrary, neither Party will be entitled in connection with any breach or violation of this Agreement to recover from the other or any Affiliate thereof any punitive, exemplary or other special damages or any indirect, incidental or consequential damages, including damages relating to loss of profit, business opportunity, business reputation or business interruption. Each Party, as a material inducement to the other Party to enter into and perform its obligations under this Agreement, hereby expressly waives its right to assert any claim relating to such damages and agrees not to seek to recover such damages in connection with any claim, action, suit or proceeding relating to this Agreement. The foregoing will not limit the right of either Party to indemnification in accordance with the provisions of this Agreement, including any other agreement referred to herein, with respect to all components of any claim, award or judgment against such Party by any unaffiliated third Party.

ARTICLE VI
OPERATING PRINCIPLES AND PROCEDURES

6.1 Organization

6.1.1 Formation. The Company will be organized as a limited liability company under the Act by the filing of the Certificate of Formation with the State of Delaware. Pursuant to Treasury Regulation 301.7701-3, the Company, an eligible entity with at least two members, will not file an election, but will instead default under paragraph (b) of such Treasury Regulations to be classified as a partnership for Federal income tax purposes.

6.1.2 Name. The name of the Company is (FORCE DYNAMICS LLC). The Company may also conduct business under one or more assumed names approved by the Members. The Company may not use any names, trade names, service marks or logos of either Member or any of their respective Affiliates without the prior written consent of such Member.

6.1.3 Duration. The period of the Company’s duration shall be perpetual, subject to being dissolved and wound up in accordance with the Act or this Agreement.

6.1.4 Offices.

(a)                    The Company’s principal office shall be at a location TBD by the JV Board.

(b)                   The Company’s registered agent in the State of Delaware for the service of process is as identified in the written appointment of agent filed in the office of the Secretary of State of Delaware contemporaneously with the filing of the Certificate of Formation of the Company. The Members may from time to time mutually agree to change the registered agent, and any such change shall be reflected in appropriate filings with the Secretary of State of Delaware.

6.1.5 Governing Documents. The Certificate of Formation and this Agreement as it may be amended from time to time shall, subject to the provisions of the Act, govern the affairs and conduct of the Company’s business.

6.2 Initial Capital Contributions. The Parties do not expect the requirement for any initial Capital Contribution to the Company, with the exception of the minimum amount that might be required by law in the formation of the Company.

6.2.1 Contributions in Cash. No contributions shall be made that consist of property or services, other than cash.

6.2.2 Loans. A Member may make a loan or loans to the Company only with the written consent of the other Member; provided, however, that absent written agreement to the contrary no Member or Member Affiliate shall be obligated to make any loan to the Company. Loans by Members to the Company shall not be considered Capital Contributions and the balance of such Member’s Capital Account shall not be increased by any amount so loaned. No repayment of principal or interest on any such loan with respect to advances made pursuant to this Section 6.2.3 shall affect the balance of such Member’s Capital Account. The amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible only out of the Company assets and shall bear interest at least equal to the Prime Rate in effect at the time of making of such loan.

6.3 Capital Accounts. Company shall maintain a separate capital account (a “Capital Account”) for each Member in accordance with Section l.704-l(b)(2)(iv) of the Treasury Regulations. Subject to the following:

(a)                    Each Member’s Capital Account shall be increased by the amount of cash and the Fair Market Value of the property actually or deemed contributed to the Company, such Member’s allocable share of any Profits and other items of income or gain allocated pursuant to Section 6.6 (other than Subsection 6.6.5) of the Company and the amount of any of the Company’s liabilities that are assumed by such Member.

(b)                   Each Member’s Capital Account shall be decreased by the amount of cash and the Fair Market Value of the property actually distributed to such Member by the Company, such Member’s allocable share of any Losses and other items of deduction, loss or expense allocated pursuant to Section 6.6 (other than Subsection 6.6.5) and the amount of any liabilities of such Member that are assumed by the Company.

(c)                    No interest shall be paid by the Company on Capital Contributions or on balances in Capital Accounts.

(d)                   A Member shall not be entitled to withdraw any part of its Capital Account or to receive any distributions from the Company except as provide herein; nor shall a Member be entitled to make any loan or Capital Contribution to the Company other than as expressly provided herein.

(e)                    Except as required by the Act, no Member shall have any liability for the return of the Capital Contribution of any other Member.

6.5 Books; Accounting; Tax Elections; Reports.

6.5.1 Books and Records. The Tax Matters Member shall keep, or cause to be kept, complete and accurate books and records of account to the Company. The books of the Company (other than books required to maintain Capital Accounts) shall be kept on the accrual basis of accounting, and otherwise in accordance with GAAP, and shall at all times be maintained or made available at the principal business office of the Company. At all times the Company shall maintain its principal business office a current list of the name and address of each Member, a copy of the Certificate of Formation, including any amendments thereto, copies of this Agreement and all amendments hereto, and all other records required to be maintained pursuant to the Act. The Company shall also maintain at all times, at its principal business office, copies of the Company’s Federal, state and local income tax returns and reports if any and all financial statements of Company for all years; provided, however, the Company shall not be required to maintain copies of income tax returns and reports, if any, and any financial statements of the Company for any year for which each Member has notified the Company in writing that such Member’s tax year has been closed.

6.5.2 Reports and Audits. Promptly upon request, the Company shall, at the cost and expense of the Company, furnish, or cause to be furnished, to each Member Such information relating to the financial condition, operations of Company or any other aspect of the Company or its business as either Member may from time to time reasonably request. Each Member shall have the right, at all reasonable times and upon reasonable notice during normal business hours, to audit, examine and make copies of or extracts from the books of account of the Company or any other Company record for any purpose reasonably related to such Member’s interest as a Member of the Company. Such audit right may be exercised through any designated agent or employee of such requesting Member. The Company and the Member conducting the review shall each bear their own cost of involvement in the review.

6.5.3 Tax Matters Member. Pursuant to Section 6231(a)(7) of the Code, or subsequent similar provision, until changed by a resolution of the Members or Member Designees, GDLS is hereby designated as the Tax Matters Member. The Tax Matters member shall take such action as may be necessary to cause the other Member to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code.

6.5.4 Annual Financial Statements. As soon as practicable following the end of each Fiscal Year (and in any event not later than 90 days after the end of such Fiscal Year), the Company shall prepare and deliver to each Member a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, changes in Members’ equity and cash flow of the Company for such Fiscal Year, together with appropriate notes to such financial statements, all of which shall be prepared in accordance with GAAP and audited and certified by the Company’s Independent Accountants. At the same time, the Company shall deliver (at its sole expense) to each Member a report indicating such Member’s share of all items of income, gain, loss, deduction and credit of the Company for such Fiscal Year and any other financial information related to the Company which is requested by either Member for Federal, state, local or foreign income or franchise tax purposes.

6.5.5 Quarterly Accounting Statements. As soon as practicable following the end of each calendar quarter (and in any event not later than 45 days after the end of such quarter), the Company shall prepare and deliver to each Member a balance sheet of the Company as of the end of such quarter and the related statements of operations, changes in Members’ equity and cash flow for such quarter and for the Fiscal Year to date and such other reports as may be reasonably requested.

6.5.6 External Auditors. The Company’s Independent Accountants shall be appointed by the Members. Such Independent Accountants of the Company shall be a nationally recognized certified public accounting firm. The Company’s books and records of account shall be audited at least annually, at the expense of the Company, by the Company’s Independent Accountants, who shall, as a result of their review, render their opinion that the financial statements present fairly, in all material respects, the financial position of the Company in conformity with GAAP.

6.5.7 Internal Audits. Internal audits may be conducted by either Member, or its nationally recognized certified public accounting firm, at its own expense.

6.5.8 Internal Controls. The Company shall take appropriate action to adopt an adequate system of internal controls consistent with the principles of this Section. An adequate system of internal controls shall be a process within the Company designed to provide reasonable assurance regarding the achievement of the following primary objectives:

(a)       Reliability and integrity of information

(b)       Compliance with policies, plans, procedures, laws and regulations

(c)       The safeguarding of assets

(d)       The economical and efficient use of resources

(e)       The accomplishment of established objectives and goals for operations or programs.

6.5.9 Budgets. The Company shall cause yearly operating and capital budgets to be prepared and presented for approval to the Members at least 30 days prior to the beginning of the year to which such budgets relate. Such budgets shall include a business plan for the budget year. (Such agreed upon budget and business plan for any given year shall be a “Budget”).

6.6 Allocations and Distributions.

6.6.1 Normal Allocations. Except as otherwise provided by this Article 5, the Profit and Loss of the Company for each Fiscal Year (or portion thereof) shall be determined as of the end of each Fiscal Year (or portion thereof). All Profit and Loss of the Company shall be allocated among the Members pro rata in accordance with the Members’ respective Membership Interests.

6.6.2 Section 754 Election. At the request of both Members, the Company shall elect,

pursuant to Section 754 of the Code, to adjust the basis of the Company property as permitted and provided in Sections 734 and 743 of the Code.

6.6.3 Allocations for Tax and Book Purposes. Except as otherwise provided herein, any allocation to a Member for a Fiscal Year or other period of a portion of the Profit or Loss, or of a specially allocated item, shall be determined to be an allocation to that Member of the same proportionate part of each item of income, gain, loss, deduction or credit, as the case may be, as is earned, realized or available by or to the Company for Federal tax purposes.

6.6.4 Certain Accounting Matters. For purposes of determining Profit, Loss or any other items allocable to any period, such items shall be determined on a daily, monthly or other basis, as determined by the Member Designees using any permissible method under Section 706 of the Code and the Treasury Regulations promulgated thereunder.

6.6.5 Distributions (Other Than Proceeds of Any Liquidating Transaction). Subject to the Act, and except as set forth in Section 6.6.18 or otherwise agreed by the Members, Available Cash shall be applied and distributed to the Members from time to time at the Member’s election and in accordance with their Membership Interests at the time of distribution.

6.6.6 Set-Off. The Company shall make distributions without regard to any claims that the Company or either Member may have against any other Member or any Affiliate of a Member.

6.6.7 Proceeds of Any Liquidating Transaction. Upon the occurrence of any transaction involving the Disposition of all or substantially all of the assets of the Company (a “Liquidating Transaction”), all Available Cash resulting there from (or from any other source during the period of winding up the Company) shall be applied (i) first, to the payment of, or to the making of reasonable provisions for payment of, any debts or liabilities of the Company to creditors; and (ii) second, to the Members in proportion to and to the extent of the positive Capital Accounts after giving effect to any other distributions provided for in this Agreement and all Capital Account Adjustments for the taxable year in which the liquidation occurs. All payments under this Section 6.6.7 shall be made soon as reasonably practicable and in any event by the end of the Fiscal Year in which such Liquidating Transaction occurs or, if later, within 90 days after the date of such Liquidating Transaction.

6.7 Membership Interests and Restrictions

6.7.1. Membership Interest. All Membership Interests in the Company shall be of the same class and group. In the event of an increase or decrease in a Member’s Membership Interest pursuant to this Agreement, the Member’s Company Interest shall be adjusted accordingly.

6.7.2. Removal; Withdrawal; No Transfer of Interest.

(a)                     A Member may not be removed as a Member of the Company other than as expressly provided herein or in the Act.

(b)                    A Member may not withdraw from the Company without the written consent of the other Member, unless otherwise provided in this Agreement.

(c)                     Except as expressly provided in Section 6.7.3, a Member’s Membership Interest in the Company shall not be transferred without the written consent of the other Member.

(d)                    Except as expressly provided in Section 6.7.4, any permitted transfer of a Member’s Membership Interest shall not entitle the transferee to be admitted to the Company as a Member.

6.7.3. Limitations on Disposition of Membership Interests.

(a)                     Generally. Except as expressly set forth in Article 6, neither Member shall, without written consent of the other Member, sell, assign, transfer, or otherwise dispose of its Membership Interest (or any part thereof). The giving or withholding of consent to any such disposition shall be entirely within the discretion of the Member requested to give such consent; provided, however, that, subject to Section 6.7.3(c) below, such consent shall not be unreasonably withheld following reasonable opportunity to review the management and financial capability of a new Party introduced for good and necessary business reason. Any attempted disposition other than as permitted by the terms of this Agreement shall be void and of no effect. Any permitted transferee of a Membership Interest pursuant to this Agreement must, simultaneously with its acquisition of the Membership Interest, execute an addendum to this Agreement, setting forth its agreement to be bound by the terms of this Agreement, and assuming all obligations of its assignor with respect to the acquired Membership Interest, on terms reasonably satisfactory to the other Member.

(b)                    Transfers to an Affiliate. Each Member shall be entitled to transfer all, but not less than all, of its Membership Interest ( a “Transferee Interest”) to an Affiliate (which, for purposes of this Section 6.7.3(b) only shall include any parent Entity) of such Member, provided that contemporaneously with the transfer of such interest, the Affiliate to which such Transferee Interest is transferred shall join in an execute with the Members a written addendum to this Agreement pursuant to which such Affiliate agrees to be bound by all the terms and provisions of this Agreement and to perform and discharge the obligations and liabilities which are attributable to the Transferee Interest. No such transfer to an Affiliate hereunder shall relieve the transferring Member of its obligations and liabilities under this Agreement without the express written consent of the non-transferring Member. Notwithstanding anything to the contrary contained in this Section 6.7.3, no transfer of a Transferee Interest to an Affiliate may take place without the consent of the other Member if such transfer would result in the termination of the Company within the meaning of Section 708 of the Code.

(c) Sales to Third Parties.

i.                            Except for transfers of a Membership Interest to an Affiliate pursuant to Section 6.7.3(b), if at any time either GDLS or FPI or any transferee of a Membership Interest pursuant to Section 6.7.3(b) (the “Initiating Party”) intends to dispose of all (but not less than all) of is Membership Interest whether alone or as part of a larger transaction (the “Offered Interest”) then the Initiating Party shall give a notice (“the Offer Notice”) to the other Member (the “Non-Initiating Party”), offering to sell the Offered Interest to the Non-Initiating Party, which notice shall set forth the proposed price (which shall be payable all in cash), the name and identity of the proposed purchaser, and all material terms and conditions. The Non-Initiating Party shall then have 90 days in which to notify the Initiating Party that it (i) desires to purchase the Offered Interest at the price set forth in the Offer Notice and on terms and conditions the same as those set forth in the Offer Notice (an “Acceptance Notice”), or (ii) does not desire to purchase the Offered Interest (a “Refusal Notice”) and whether or not consent to the transfer is given or provided in Section 6.7.3(a).

ii.                         If the Non-Initiating Party gives an Acceptance Notice in accordance with subparagraph (i) above, on the 180th day after the Offer Notice or on such other date as the Parties agree upon the Non-Initiating Party shall purchase from the Initiating Party and the Initiating Party shall sell to the Non-Initiating Party at the price and on the terms and conditions set forth in the Offer Notice the Offered Interest. The Non-Initiating Party may designate one or more Affiliates to purchase all or any part of the Offered Interest, provided that each such designee shall comply with the applicable terms of this Section 6.7.3 with respect to such purchase and that the entire Membership Interest to be sold must be purchased by the Non-Initiating Party or its designees.

iii.                      If the Non-Initiating Party delivers a Refusal Notice, or fails to deliver an Acceptance Notice or Refusal Notice, in accordance with subparagraph (i) above, the Initiating Party may sell all, but not less than all, of its Membership Interest to a third person if: (w) such sales is on the terms and conditions, including the price, at least as favorable to the Initiating Party as those set forth in the Offer Notice; (x) an agreement of sale is executed and delivered and the sale closed within 180 days after the later of the receipt of the Refusal Notice and the end of the 90 day period referred to in subparagraph (i) above; (y) the purchaser agrees in writing to be subject to the terms and conditions of this Agreement and such transfer is permissible under any contract awarded to the Company in respect of the Program; and (z) the Initiating Party and proposed purchaser comply with subparagraph (d) below, and if not, the Membership Interest shall again the subject to the right of first offer.

iv.                                   If either Member becomes obligated to sell its Membership Interest pursuant to the provisions of subparagraph (ii) of this Section 6.7.3(c) (a “Seller”), such Membership Interest shall be sold as set forth in this subparagraph (iv). The closing of this sale shall be held at the Company’s headquarters (or such other place as to which the Parties may agree) on the date provided by subparagraph (ii) of this Section 6.7.3(c). At such closing, the Seller shall convey and assign to the purchaser or purchasers, free and clear of all liens, claims and encumbrances, the Membership Interest to be sold and shall execute and deliver to the purchaser or purchasers all documents which may be required to give effect to the disposition and acquisition of such interest, and the purchaser or purchasers shall pay to the Seller, in immediately available funds, the purchase price determined as provided by subparagraph (ii) for the interest being sold. The obligation of the Seller to sell and the obligation of the purchaser or purchasers to purchase at such closing such interest shall be subject to the following conditions: No preliminary or permanent injunctions or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental regulatory or administrative agency or commission shall be in effect which would prohibit such conveyance (provided that the Parties shall use good faith efforts to avoid the issuance of, and, if issued, to cause the lifting of, any such order, decree or ruling); any applicable waiting period under the Hart-Scott-Rodino Act or any other applicable law shall have expired and any other applicable law shall have expired and any other applicable governmental approvals and clearances necessary to permit such sales shall have been obtained; each purchaser shall have received a representation and warranty in form and substance reasonably satisfactory to it that the Seller has good and marketable title to the interest being conveyed, free and clear of all liens, claims and encumbrances, and has full right, power and authority to effect such conveyance; and there shall have been no materials adverse change (or changes which in the aggregate are materially adverse) in the Company’s business, assets or liabilities occurring after the date the Offer Notice was given, as the ease may be (provided that the purchaser(s) may waive either of the last two conditions).

v.                        Upon the closing of a sale to the Non-Initiating Party hereunder, the Initiating Party and its Affiliates shall covenant not to (x) solicit any employees of the Company, or (y) take any action that can reasonably be expected to interfere with the Company’s or the Members’ relationships with its customers, for a five year period after the completion of the transaction. Notwithstanding the foregoing, Section 6.7.3(c)(v)(x) above shall not prohibit the Initiating Party or its Affiliates from (x) acquiring a business or group of businesses in a transaction where such competitive business or group of businesses is not the primary purpose of such acquisition and constitutes less than 10% of the annual sales volume of the acquired business or group of businesses as a whole based on the preceding fiscal year, or (y) acquiring shares of stock, partnership or other equity interests in any entity as investments in such Initiating Party’s or its Affiliates’ pension funds or funds of any other employee benefit plan, provided that such interests are acquired and held for investment purposes only.

(d)                    Compliance with Laws. Either Member proposing to make a transfer of its Membership Interest pursuant to this Section 6.7.3 and the proposed transferee shall obtain (at their sole cost and expense, but with all reasonable cooperation from the Company) any waivers, consents or approvals from any third person (including any U. S. or other governmental authority) which may be necessary in connection with the proposed transfer and the admission of the proposed transferee as a Member, if applicable. The other Member may require that the transferor Member and the proposed transferee provide opinions of counsel or other reasonable assurances to the Company that the transfer (i) does not violate any law applicable to the Company, the transferor Member or the proposed transferee, including the Securities Act of 1933, as amended, (ii) will not cause the Company to become subject to regulation of any governmental authority to which it is not then subject, and (iii) will not cause violation of any of the Company’s material agreements.

6.7.4. Admission of Transferee. A transferee of the Membership Interest of a Member shall be admitted to the Company in the place and stead of such Member only with the express written consent of the other Member(s), in addition to satisfying the other requirements of this Agreement.

6.8 Member’s Powers; Meetings.

6.8.1 General Powers.

(a)                     The property, affairs, and business of the Company shall be managed by the Members. In addition to the powers and authority expressly conferred on it by this Agreement, the Members may exercise all such powers of the Company, and do all such lawful acts and things as are permitted by the Act, the Certificate of Formation and the Agreement. The Members hereby delegate all power and authority to manage the business and affairs of the Company to the Member Designees as a group, or as provided hereunder (including Section 6.8.6). Except as otherwise provided by the Act, other applicable law or the Certificate of Formation, all policies and other matters to be determined by the Members shall be determined by a majority vote of the Member Designees present at a meeting at which a quorum is present. The Member Designees are representatives of the Members and are not “managers” of the Company within the meaning of the Act.

(b)                    In addition to other matters coming before them, the Member Designees shall consider and take appropriate action in connection with the following matters (the “Important Matters”): (i) a change in the Company’s name or the adoption of an assumed name under which to conduct the Company’s business, (ii) the approval and adoption of any annual or longer term business plan including the annual capital and operating budgets contained therein and strategic plans and plans regarding technologies, or any deviations from such plans once approved, (iii) any determination of “Available Cash”, (iv) changing the nature of the Company’s business, or expanding or reducing the scope of the Company’s operations, (v) any transaction (including amendments) between the Company, on the one hand, and GDLS or FPI, on the other hand, or their respective Affiliates, other than arms’ length transactions in the ordinary course of business, (vi) amending the Certificate of Formation, (vii) issuance of additional Membership Interests, and the consideration therefore, or the raising of funds in any manner which would dilute the Membership Interest of cither Member, (viii) other than as provided in this Agreement or specified in a business plan adopted by the Member Designees, the creation of any debt or debt obligation of the Company or the creation of any mortgage, lien, pledge or other encumbrance on Company’s assets, (ix) the granting of any licenses or other lights regarding important intangible assets by the Company, (x) the merger, sale or disposition of all or a substantial part of the assets of Company, . (xi) amending or waiving the terms of this Agreement or any documents referred to in the Agreement, (xii) any call upon the Members to contribute additional capital in respect of their existing Membership Interests which is not included in a Budget, (xiii) any change in the Company’s fiscal year or change in the Company’s accounting practices and procedures (including internal accounting standards), (xiv) entering into any significant contract other than contracts that are entered into the ordinary course of business, and contracts reflected in the Budget, (xv) authorization of the issuance, sale or purchase of any interest in any other business venture, (xvi) casting of the Company’s vote as a shareholder, member or other owner, in any other business entity or association, (xvii) Member distributions not expressly permitted pursuant to the terms of this Agreement, (xviii) any advance to suppliers or to any person other than business expenses undertaken in ordinary course, (xix) other than as specified in a business plan adopted by the Member Designers, any capital expenditure, (xx) designation of a Chief Executive Board member, a Chief Financial Board member and a Secretary, and (xxi) investments in any Entity.

6.8.2 The Board. Within 30 days of the execution of this agreement, GDLS shall appoint three Member Designees and FPI shall appoint three Member Designees (collectively referred to as the “Board”) to represent such Member’s Membership Interest (including authority to execute documents on behalf of the Company in accordance with the terms of this Agreement). Member Designees on the Board shall serve until such time as the Member appointing them selects a successor. The initial Board shall be the individuals named on Exhibit 4. Neither Member shall designate a person to be a Board member who is not a member, manager, director, Board member or employee of such Member or of an Affiliate of such Member without the consent of the other Member. Among such Board members, there shall be a Chairman, Vice-Chairman, Secretary, and Treasurer. Initially, FPI shall appoint from among its Member Designees one person to be Chairman and GDLS shall appoint from among its Member Designees one person to be Vice-Chairman. Subsequently the Member designating these positions may change but at all times the Member designating the Treasurer shall be different from the Member designating the Chairman. There may be such other management and administrative personnel as determined and appointed by the Board members from time to time. A Board member may hold more than one office. Decisions of the Board shall be made by majority vote. Each Member shall be entitled to vote on all Company matters, and each member shall have one vote. The Chairman shall not have a tie-breaking vote.

6.8.3 Regular Meetings. The Board shall meet in such place as the Board shall determine, at least quarterly. Written notice of the time, place, and purposes of each regular meeting of the Board shall be given by the Secretary and shall be served personally, or by fax, or first class mail, or electronic mail on each Board member not less than 14 nor more than 60 days before the meeting. Such notice shall be directed to each Board member at the address set forth in the notice provision of this Agreement or such other address as the Member has communicated to the Secretary pursuant to this Agreement.

6.8.4 Special, Meetings. A special meeting may be called by any Board member upon 3 business days written or electronic notice to each Board member at his or her last address provided, which notice may be waived by such Board member. Special meeting notices shall state the purposes of the proposed meeting.

6.8.5 Attendance and Quorum. If a Board member is unable to attend a Board meeting, the Member appointing such Board member shall have the right, at its option, to appoint an alternate Board member who will replace, for all purposes, the absent Board member at such meeting. A quorum for the transaction of business at any properly called Board’ meeting shall be four Board members, which must include two GDLS Designees and two FPI Designees, and except as otherwise required by this Agreement and the Act, any action or decision taken or made at a duly held meeting shall be the act of the Members.

6.8.6 Written Consent in Lieu of Meeting. Any action which may be taken at any Board meeting may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all of the Board members.

6.8.7 Participation in a Meeting by Electronic Means. A Board member may participate in a meeting by means of telephone or video conference or similar communications equipment by means of which all persons participating in the meeting can hear and address each other. Participation in a meeting pursuant to this section shall, constitute presence in person at such meeting.

6.8.8 Compensation of the Board. The Board members shall receive no compensation from the Company for their services as Board members but may receive reimbursement of expenses according to policies established by the Members. Nothing in this provision shall preclude a Board member from serving the Company in some other capacity and receiving compensation for such other service.

6.8.9 No Financial Interest. Board members shall have no financial interest in the Company’s profits or losses by virtue of their positions on the Board.

6.8.10 Board Duties

(a) Appointment and Term of Office; Removal

The Board members shall be appointed by the Members. Each Board member shall serve until his or her successor has been duly appointed and qualified or until his or her earlier death, resignation or removal. Any Board member may resign at any time by giving written notice to the Member which appointed such Board member and the Secretary, so that a successor may be appointed by such Member. Any Board member may be removed at any time with or without cause, with a successor being appointed by the Member that initially appointed such Board member.

(b) Duties of Board members

(i)                        The Chairman shall perform such duties as may be designated by the Members, including, if present, presiding at all Board meetings.

(ii)                     The Vice-Chairman shall assume the Chairman’s duties in the Chairman’s absence or disability.

(iii)                  The Treasurer shall in general perform all duties incident to the office of Treasurer, including responsibility for all funds and securities of the Company, as well as all financial reporting and internal accounting controls.

(iv)                 The Secretary shall in general perform all duties incident to the office of Secretary, including to give, or cause to be given notice of all Board meetings, prepare minutes of each meeting, including all actions taken, and promptly distribute such minutes or proceedings to all Board members.

(v)                    All other Board members shall have duties as determined by the Board.

(c) Delegation. At their first meeting after the date of this Agreement, the Board will approve a Delegation of Authority setting forth those matters and transactions which may be undertaken by Board members and other Member Designees.

6.8.11 Program Management Team The Board shall appoint a Program Manager, which shall include be at a minimum a Director appointed by GDLS, and Deputy Program Manager which shall be appointed by FPI. The Program Management Team shall work closely with one another regularly, including with respect to attainment of the business plan, significant contract commitments by or on behalf of the Company, and appointment of such management personnel as it from time to time deems necessary and appropriate to perform the activities and operations of the Company, and it may take such actions as are authorized by the Board. A report of status and significant actions taken by the Program Management Team shall be made at the next following meeting of the Board.

(a) Other Committees. The Board may in their discretion, by resolution adopted at any meeting, create such committees as they may deem advisable. Each such committee shall consist of at least one GDLS appointed Member Designee and at least one FPI appointed Member Designee, and shall have and may exercise such powers, and shall perform such duties, as may be delegated by the Board. All significant action by any such committee shall be reported to the Board at their next following meeting. The Board may, if they so elect, review and modify any action taken by any such committee. The Board shall have the power at any time to remove any member of any such committee, with or without cause, and to fill vacancies in and to dissolve any such committee.

6.9 Dissolution.

6.9.1 In General. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following: (a) at any time, or upon the happening of any event, specified in the Act, the Certificate of Formation or this Agreement or an agreement calling for such dissolution and winding up; (b) by the Members acting by unanimous vote; (c) the Government cancels the Program; (d) failure of the U. S. Government to award a contract to the Company for the Program within three (3) years of the effective date of the Agreement, unless this period is extended by the unanimous agreement of the Members; (e) completion of all the work required to be performed under, and settlement of all disputes and expiration of all warranties arising in connection with, all contracts awarded to the Company for the Program, and resolution or appropriate provision for all other Company obligations, in the event the Company has been awarded work on the Program; or (f) upon a Liquidating Transaction as defined in 6.6.7 or following any twelve (12) months period of inactivity.

6.9.2 Disassociation Option. Subject to any legal requirements to the contrary, GDLS hereby grants to FPI and FPI hereby grants to GDLS, (a) an option to acquire all its Membership Interest (referred to herein, together with the option described in Section 6.9.3, as the “Disassociation Option”), for the Fair Market Value as of the date of the notice described below, or (b) an option to dissolve the Company in accordance with the principles in Section 6.9.4, either such option to be exercisable by the nondefaulting Member by written notice of exercise given at any time during a period of 90 days after the nondefaulting Party gives written notice that any of the following events of default shall have occurred with respect to the other Member: (i) institution by a Member of proceedings for relief as a debtor under laws for the relief of debtors or by filing a petition in bankruptcy, (ii) entering into any arrangement, assignment, reorganization or composition with creditors or for the benefit of creditors, (iii) a general suspension of payments to creditors, (iv) filing by a Member of a petition for appointment of a receiver, liquidator, or trustee for substantially all of its business or properties, (v) filing of a petition or other documents for winding up or dissolution by the Member, (vi) attempts by a Member to transfer or sell its Membership Interest in the Company in violation of the provisions of this Agreement, or (vii) the material breach by a Member or its Affiliates of the provisions of this Agreement. In the event that any of the foregoing events of default occur, the defaulting Member may cure its default within the 90-days notice period set forth herein. Upon the cure of such default within such period, the notice of election to exercise the Disassociation Option shall be deemed withdrawn by the nondefaulting Member.

The phrase “Fair Market Value” refers to the fair market value of the Company determined as follows:

i.                           Representatives of the defaulting and the nondefaulting Members shall negotiate in good faith for a period of 30 days to determine the fair market value of the Company for purposes hereof. If such representatives cannot agree on the fair market value within such 30 day period, then each Member shall choose one appraiser, each of whom shall determine the Fair Market Value of the Company. Each appraiser shall be a nationally recognized firm expert in valuation and shall be independent of all Members.

ii.                          If the higher of the two values determined by the appraisers referred to in clause (i) is no more than 20% greater than the lower value, then Fair Market Value shall be the mean average of such two values.

iii.                       If the higher of the two values determined by the appraisers referred to in clause (i) is more than 20% greater than the lower value, then the Members shall pick a third appraiser within 30 days and such third appraiser shall determine the Fair Market Value of the Company.

iv.                      If the value determined by such third appraiser is within the range of the first two values, then the fair market value of the Company as determined by such third appraiser shall be the Fair Market Value of the Company.

v.                         If the values determined by such third appraiser are outside of the range of the first two values, then the Fair Market Value of the Company shall be the median of the three values.

vi.                      The above-described determination of Fair Market Value will be final and binding on the Members. The Fair Market Value of a Member’s interest shall be determined in accord with the Membership Interest.

6.9.3 Additional Put-Call Option.

(a)                     In the event of a material breach of this Agreement as described in clause (vii) of Section 6.9.2, then the non-breaching Party shall further have the right (referred to herein, together with the option described in Section 6.9.2, as the “Disassociation Option”) to either (i) require the breaching Party to purchase all of the non-breaching Party’s Membership Interest at a price equal to the Fair Market Value of such Membership Interest (the “Put Option”), or (ii) require the breaching Party to sell to the non-breaching Party all of the breaching Party’s Membership Interest at a price equal to the Fair Market Value of such Membership Interest (the “Call Option”). The non-breaching Party may exercise the Put Option or the Call Option by giving written notice of such exercise to the breaching Party within the 90 days period set forth in Section 6.9.2, subject to the breaching Party’s right to cure as further set forth in Section 6.9.2. Fair Market Value of the Membership Interest to be sold and purchased will be determined as provided in Section 6.9.2. The closing of the sale and purchase pursuant to the Put Option or the Call Option, as the case may be, shall take place, as promptly as practicable following exercise of the option, at such time and place as may be decided by the non-breaching Member.

(b)                    In the event of exercise of any Disassociation Option, (i) the Membership Interest of the selling Party shall be transferred and assigned to the purchaser free and clear of any security interests or other liens or encumbrances, and (ii) each Party shall execute and deliver to the other such instruments as the other may reasonably request in connection with the consummation of the sale and purchase.

6.9.4 Dissolution upon Disassociation. Upon the occurrence of any event enumerated in Section 6.9.1, the Company shall dissolve, unless, within 90 days thereafter, the Disassociation Option is exercised.

6.9.5 Winding Up. Upon dissolution, the Company shall cease carrying on its business and affairs and shall proceed to the orderly liquidation of the Company’s assets and termination of the Company, and the proceeds of such sale or other disposition of assets, together with other available proceeds, shall be applied proceeds and shall be distributed as described in Section 6.6.7 if applicable.

6.9.6 Other Remedies. Nothing in this Article 6 shall limit either Member’s right to enforce any provision of this Agreement by an action at law or equity, nor shall an election to dissolve the Company pursuant to this Article 6 relieve either Member of any liability for any prior or subsequent breach of this Agreement or another document referred to herein.

6.10 Dispute Resolution. The Parties shall attempt to resolve all disputes in good faith in a reasonable time and manner. A dispute not resolved shall be referred in writing to any Board member for resolution via a Special Board Meeting. In the event the Board fails to resolve the dispute within 10 days of such meeting, either Party may commence arbitration in accordance with Article 5 herein.

6.11 Indemnification. The Company shall defend, indemnify and hold harmless either Member, and any of their respective Member Designees, directors, offices, employees, shareholders, heirs and personal representatives, and may defend, indemnify and hold harmless any Company agent, who is made or threatened to be made a Party to any suit or proceeding (whether civil, administrative, criminal or investigative), by reason of the fact that such person is or was a Member, Member Designee, Board member or employee of the Company or serves or served any other enterprise at the request of the Company as a director, manager, Board member, employee, fiduciary or member (an “Indemnified Person”) to the fullest extent permitted by law. Such indemnity shall include any loss, expense (including attorneys’ and experts’ fees and costs), damage or injury suffered or sustained by an Indemnified Person by reason of any acts, omissions or alleged acts or omissions of the Indemnified Person on or reasonably believed to be on behalf of or not opposed to the Company or in, or reasonably believed to be in, furtherance of the interest of the Company or not opposed to the Company’s interest; provided that the acts, omissions or alleged acts or omissions were not (i) performed or omitted fraudulently, in bad faith or in self-dealing to the detriment of the Company, (ii) in knowing violation of law, or (iii) in willful breach of this Agreement or a document referred to in this Agreement. Any such indemnification shall only be from the assets of the Company.

The Company shall not be required to indemnify a person in connection with a proceeding initiated by such person against the Company if the proceeding was not authorized by the Members. The ultimate determination of entitlement to indemnification of any Indemnified Person shall be made by the Members in such manner as the Members may determine. The payment of any expenses in advance of the final disposition of the proceedings shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article 10 or otherwise.

Any and all indemnity obligations of the Company with respect to any Indemnified Person shall survive any termination of this Agreement.

6.11.1 Limitations on Personal Liability. No Member Designee or Board member shall be personally liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Member Designee or Board member except for liability for acts or omissions not in good faith or which involve intentional misconduct or, a knowing violation of law. Nothing herein shall limit or otherwise affect the obligation or right of the Company to indemnify any other individual to the full extent permitted by law.

6.11.2 Fiduciary Insurance. The Members may, to the full extent permitted by law, authorize an appropriate Board member or Board members to purchase and maintain at the Company’s expense insurance (i) to indemnify the Company for any obligations which it incurs as a result of the indemnification of Member Designees and Board members under the provisions of this Section 6.11.2, and (ii) to indemnify Members, Member Designees and Board members in instances in which they may not otherwise be indemnified by the Company under the provisions of this Section 6.11.2.

6.11.3 Mutual Provision. Each Party will indemnify and hold harmless the other Party and the Company for any breech of their representations and warranties.

6.11.4 Each Party shall defend, indemnify and hold harmless the other Party and the Company for any loss, expense (including attorneys’ and experts’ fees and costs), damage or injury suffered or sustained by such Party or Company arising out of or related to a claim that any product or service provided by the indemnifying Party under the Program infringes the patent, trademark, trade secret, copyright or other intellectual property rights of any third Party, provided that the indemnified Party or Company notifies the indemnifying Party promptly in writing of any such claim, and that the indemnifying Party may use counsel of its choosing and has sole conduct of the defense of such claim.

6.12 Competition: Fiduciary Duty.

6.12.1 Competition. Except as specifically stated to the contrary, nothing in this Agreement shall prevent the Company from competing with the Members or any of their Affiliates or other Members or any of their Affiliates from competing with the Company or the other Members or any of their Affiliates.

6.12.2 Waiver of Corporate Opportunity. Except as expressly stated herein (including Section 3.1.1), no Member or any Affiliate shall be under any fiduciary or other obligation to the Company or the other Members or their respective Affiliates so as to prevent or impede a Member or any Affiliate from participating in and enjoying the benefits of any business which such Member or any Affiliate is permitted to engage in. Such legal doctrines as corporate opportunity, business opportunity or partnership duties sometimes applied to person having fiduciary obligations shall not apply with respect to any participation by a Member, Member Designee or Affiliate thereof in any business activity or endeavor permitted under the provisions of this Agreement.

6.12.3 Standard of Care: No Fiduciary Duty.

(a) Either Member or Member Designee, in the performance of such Member’s or Designee’s duties, shall be fully protected in relying in good faith on information, opinions, reports or statements, including financial statements, books of account any other financial data, if prepared or presented by: (i) one or more Board members or employees of the Company, whom the Member or Designee believes to be reliable and competent in the matters presented, or (ii) legal counsel, certified public accountants, or other persons as to matters which the Member or Designee believes to be within such person’s professional or expert competence.

(b) Each Member Designee shall represent the interest of the Member which appointed such Designee and shall have no fiduciary duty or responsibility to the Company or the other Member in his or her capacity as such Designee, provided that the foregoing shall in no way eliminate or limit the liability of any Designee to the Company for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

(c) Subject to Section 6.8.1(b)(v), the Members (and Affiliates of, and persons who are otherwise related to, a Member) shall have the right to contract and otherwise deal with the Company with respect to the sale, purchase or lease of real and/or personal property, the rendition of services, the lending of money and for other purposes in arms length transactions, and to receive the purchase price, costs, fees, commissions, interest, compensation and other forms of consideration in connection therewith, without being subject to claims for self-dealing.

(d) In principle, and without modification to the provisions of this Agreement or any document referred to herein, all contractual or other commercial dealings between the Company and each of the Members and their respective Affiliates shall be negotiated on a commercial, arms’ length basis. Subject to the terms of this Agreement and any documents referred to herein, the Company shall not be required to purchase services or components from either Member, but may seek quotes for the supply of services or components in normal course.

6.13 Miscellaneous Provisions.

6.13.1 Amendments. This Agreement may only be amended by a written amendment approved and executed by each of the Members.

6.13.2 Terms. Nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require.

6.13.3 Execution of Instruments. All agreements, consents, deeds, contracts, proxies, covenants, bonds, checks, drafts, bills of exchange, notes, acceptances and endorsement, and all evidences of indebtedness and other documents, instruments or writings of any nature whatsoever, shall be signed by such Board members, agents or employees of the Company, or any one of them, and in such manner, as from time to time may be determined (either generally or in specific instances) by the Members or by such Board member or Board members or agents to whom the Members may delegate the power so to determine.

6.13.4 Proprietary Information. Each of the Parties shall comply with Exhibit 5, the Mutual Proprietary Information Agreement, and shall in any event take all necessary steps to assure that any Proprietary Information as defined in Exhibit 5, including FIP developed under this Agreement, is protected from disclosure to Third Parties or unauthorized use by the other Party. Except as otherwise provided herein and if required by a Party’s internal operating procedures, Proprietary Information may be shared with an Affiliate subject to Section 6.13.12. In any conflict between the terms of this Agreement and the terms of the Mutual Proprietary Information Agreement, the terms of the latter shall govern.

6.13.5 Notice. Any notice, Financial reports, other reports and other communication to a Member required or permitted hereunder shall be made in writing in the English language and shall be delivered in person, or sent by first-class mail and facsimile, or electronic mail addressed to the address of such Member set forth below or to such other address as such Members shall have communicated in writing to the other. Any such notice shall be considered to have been given upon receipt by the intended recipient.

Notices or communication to FPI shall be sent to:

Force Protection, Inc.
9801 Highway 78
Ladson, South Carolina 29456
Attention: Chief Operating Officer
Fax No: (843) 553-3832

Notices or communications to GDLS shall be sent to:

General Dynamics Land Systems Inc.
38500 Mound Road
Sterling Heights, Michigan USA 48310-3200
Attention: Julie Percy, Director of Contracts, Ground Combat Systems
Fax No. 586-825-5199
Email: percyj@gdls.com

6.13.6 Counterparts. This Agreement may be executed in any number of counterparts. Each of such counterparts shall be deemed to be an original, and all such counterparts shall together constitute but one instrument.

6.13.7 Entire Agreement; Waiver. This Agreement and the other documents referred to herein, constitute the entire agreement among the Parties and contain all of the agreements among the Parties with respect to the subject matter hereof and supersede all prior agreements and negotiations between the Parties, concerning the subject matter herein. Failure by a Member to enforce any term or condition of this Agreement, or to exercise any right hereunder, shall not be construed as thereafter waiving such term, condition or right; and in no event shall any course of dealing, custom or usage of trade modify, alter or supplement any term of this Agreement.

6.13.8 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

6.13.9 Successors. Subject to the provisions of this Agreement relating to transferability, this Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement, their successors and permitted assigns.

6.13.10 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to its conflicts of law provisions.

6.13.11 Independent Contractors; Expenses. This Agreement does not constitute either Party, the partner, agent or legal representative of the other Party, excepting only to the extent that the Company is classified as a partnership for U. S. Federal income tax purposes and the Members are treated as “partners” for such tax purposes. Each Party is an independent contractor, responsible for its own expenses, including attorneys’ and other professional fees incurred in connection with the transactions contemplated by this Agreement. Neither Party is authorized to create any obligation on behalf of the other Party.

6.13.12 Affiliates. Each Party shall cause each of its affiliates to comply with any condition required to be complied with by such Affiliate and to fulfill any obligation required to be fulfilled by it, pursuant to this Agreement.

6.13.13 Survival. The provisions of Article 5, and Sections 6.5.3, 6.9.5, 6.9.6, 6.11, 6.12, and 6.13.4 of this Agreement shall survive any termination of this Agreement or the dissolution of the Company.

6.13.14 Limited Liability. Except as otherwise provided by the Act or this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company. The Members shall not be required to lend any funds to the Company. Each of the Members shall only be liable to make payment of its respective contributions as and when due hereunder and other payments as expressly provided in this Agreement. If and to the extent a Member’s contribution shall be fully paid, such Member shall not, except as required by the express provisions of the Act regarding repayment of sums wrongfully distributed to Members, be required to make any further contributions.

6.13.16 Intellectual Property (IP), Background Intellectual Property (BIP), Foreground Intellectual Property (FIP) and Technical Data (TD) Rights. Other than as expressly set forth below, no rights in a Party’s BIP are licensed, transferred, or granted by this Agreement and each Party hereby reserves all rights in its BIP, including any improvements or derivative works based on such BIP, Concerning any FIP created by either Party without contribution or input from the other, under or in connection with the Program and without reference to the other Party’s BIP, the creating Party shall own same exclusively. With respect to any FIP created jointly by the Parties, without reference to either Party’s BIP, under or in connection with the Program, the Parties shall own same jointly and each shall be permitted to use such FIP to carry out its obligations with respect to the Program and thereafter for its own purposes subject to any restrictions referenced herein or agreed upon by the Parties in writing. To the extent that jointly created FIP or TD is created using, based upon or derived from BIP, the Parties shall establish a process to deal with the appropriate use of such FIP or TD by either Party outside the Program. Neither Party will exploit such jointly created FIP or TD without the prior written consent of the other Party or unless the Parties conclude a written agreement with respect to such exploitation.

6.13.17 Technology License. The Parties agree to conclude no later than January 31st, 2007, a detailed technology and license agreement (Exhibit 6) between the Parties and the Company covering the rights and responsibilities related to intellectual property.

ARTICLE VII
GENERAL

7.1 Contractual Relationship. In principle, and without modification to the provisions of this Agreement, including any other documents referred to in this Agreement, all contractual or other commercial dealings between Company and each of the Parties and their respective Affiliates shall be negotiated on a commercial, arm’s-length basis.

7.2 Costs and Expenses.

A.                     Each Party shall bear all of its costs and expenses which may arise out of the preparation of this Agreement and the documents contemplated by this Agreement with the exception of fees associated with creation of the Company which shall be reimbursed by the Company.

B.                       All costs and expenses in connection with operating the Company will be borne by each Party in accordance with this Agreement.

7.3 Publicity.

7.3.1 Press Release. The Parties will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any press release or make any public statement or permit to the Company to do same without mutual consent, except as may be required by law and then only with such prior consultation.

7.3.2 Marketing. The Company will conduct marketing activities (trade show exhibits, advertising, print and video) in support of the Program as mutually agreed by the Members. The marketing plan for the Program will be developed and implemented by the Company in coordination with the Members’ business development, communications, marketing and sales staffs.

7.3.3. Government Relations GDLS shall have the lead with respect to planning, coordination and execution of all federal political lobbying campaigns, including lobbying activities, lobbying contacts and the associated costs of lobbying on behalf of the Company. GD Corporation, the parent of GDLS, will be responsible for reporting lobbying activities and contacts with covered federal officials to the U.S. Congress on a semiannual basis as defined in the Lobbying Disclosure Act of 1995, PL-104-65.

(a)                    For the purposes of the Program, FPI agrees to conduct only those federal political lobbying activities as agreed to by the Board.

(b)                   For the purposes of the Program, no employee of either Party, or their affiliates, will be authorized to attempt to influence an officer or employee of any federal agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with any federal contract.

(c)                    Federal Political Government Relations Campaign Plans will be briefed back to the Board of the Company.

(d)                   GDLS recognizes that FPI may be involve in the activities described in Section 7.3.3.

7.4 Further Assurances. Each Party will use commercially reasonable efforts to cause the Company to act in the manner contemplated by the provisions of this Agreement.

In Witness Whereof, the Parties hereto have executed this document intending to be bound by the obligations set forth herein. The Parties hereby agree that this Agreement may be executed in one or more counterpart copies and that such counterpart copies may be exchanged by facsimile. Facsimile signatures shall have the same force and effect as original signatures.

Force Protection, Inc.

By:	/s/ Gordon McGilton
Name: Gordon McGilton
Chief Executive Officer
December 15, 2006

General Dynamics Land Systems Inc.

By:	/s/ David K. Heebner
Name: David K. Heebner
President, GDLS
December 15, 2006

AMENDMENT ONE
To Force* Dynamics, LLC Joint Venture Agreement

This Amendment One is made this 28th day of March 2007, whose forming members are Force Protection Inc. (“FPI”), General Dynamics Land Systems Inc. (“GDLS):

I.

FPI and GDLS entered into the Force Dynamics, LLC Joint Ventura Agreement dated 15 December 2007, which “Agreement” is the subject of this Amendment One.

II.

In consideration of the mutual covenants contained herein, and other good and valuable consideration the Parties agree that the Agreement shall be, and is amended in part as follows:

1.                         In any and all places in the Agreement where there is reference to the “Mine Resistant Ambush Protected Vehicle Program” or “MRAP”, it shall now read as also referencing the “Medium Mine Protected Vehicle” or “MMPV”.

2.                         Add to the definitions section the following. “MMPV” means the US Government Medium Mine Protected Vehicle Program.

3                          Replace in its entirety the definition of “Program” with the following, “Program” man the Mine Resistant Ambush Protected (“MRAP”) Vehicle Program, a United States joint services’ program to produce and provide lifecycle support to address the current threat of improvised explosive devices in the Middle East as more fully described in solicitation number M67854-O7-R-5000 and/or the Medium Mine Protected Vehicle Program (“MMPV) as more fully described in solicitation number W56HZV-O7-R-O315. The Program will include any and all solicitations and RFP’s for MRAP and/or MMPV production and Lifecycle Support and/or any follow on work which may be performed including any program name change, changed or future program requirements, product evolutions and technology insertions related to the MRAP and/or MMPV vehicles whether for US or international sales, or non-military/commercial sales. For the avoidance of doubt, the “Program” only includes the use of FPI s Cougar 4x4 and 6x6 armored vehicles for the MRAP Cat I and Cat II and the MRAP CAT n for MMPV requirements and does not include any other existing or future contracts or programs for the Parties’ other vehicles (or vehicle variants) to include by way of illustration and not limitation, the JERRV program, the ILAV and Mastiff program, the Buffalo and Cheetah vehicles, the Striker, LAV, and RG-31 vehicles, the MRAP Cat III program and/or the JLTV program.

4.                         Paragraph 3.1. Is replaced in its entirety with the following: “General It is the intent of the Parties to combine their respective strengths to market and promote FPI’s COUGAR vehicles for the Cat I and Cat II requirements of the MRAP Program and the MMPV Program. The Parties will make available to the Company their respective resources so that the Company may undertake to develop, manufacture, produce and sustain any vehicles awarded under the

MRAP program, in accordance with the plan set forth in FPTs Proposal and MMPV in accordance with the plan set forth in the proposal to be submitted by this JV. Understanding the complexity of the MRAP Program and MMPV Program, the Company will form a FPI-GDLS Team MRAP Program Management Office that will be the Parties’ exclusive interface with the Customer’s Program Management Organization, and which will have operating responsibility over the execution of the MRAP and MMPV Programs. Each Party will provide personnel to the Program Office according to the plan developed and agreed by the Board. Other than those programs identified above in the definition of “Program”, the Parties agree that the Company will pursue any and all future vehicle programs related to, or arising out of the current MRAP or MMPV programs.

5.                         Paragraph 3.2.1 is replaced in its entirety with the following, “3.2.1. Mutual Intent to Win The Parties affirm that this Joint Venture Agreement is based on a mutual intent to join forces to win the MRAP and MMPV Programs. In the interest of the Joint Venture, the Parties agree to focus on each Party’s strengths in the MRAP Workshare allocation (Exhibit 3) to maximize the competitive advantage of the bid submission. The MMPV Workshare allocation shall be as indicated in Exhibit 3. The Parties acknowledge the potential that the initial MRAP Workshare may not be 50%/50% immediately.”

6.                         Paragraph 3.5 Product Approach is replaced in its entirety with the following: “The Parties intend to offer for the MRAP Program the proven family of COUGAR vehicles in 4x4 and 6x6 configurations for the CATERGORY 1 and CATEGORY 2 requirements respectively. The Parties intend to offer the COUGAR vehicles in 6X6 configuration for the MMPV Program.

7.                         Paragraph 3.8 is modified to add the following: MMPV Key Events Timeline:

A.                      US Government Release of RFP on 3 April 2007

B                           RFP response due date is 2 May 2007

C.                        Main Contract Award is expected to be received in July 2007

D.                       Initial Deliveries of test articles will occur within 120 days after Contract Award.

III

The balance of the provisions of said Joint Venture Agreement remain in full force and effect, unaltered and unchanged by this subsequent Amendment 1, except where the terms thereof conflict herewith, in which event this instrument shall control.

Force Protection, Inc.		General Dynamics Land Systems Inc.

By:	/s/ Raymond W. Pollard	By:	/s/ J.L. Farina Percy
	Raymond W. Pollard		J.L. Farina Percy
Title:	Chief Operating Officer	Title:	Director Ground Combat Contracts

AMENDMENT TWO
To Force Dynamics, LLC Joint Venture Agreement

This Amendment Two is made this 29th day of March 2007, whose forming members are Force Protection Inc. (“FPI”), General Dynamics Land Systems Inc. (“GDLS).

I.

FPI and GDLS entered into the Force Dynamics, LLC Joint Venture Agreement dated 15 December 2007, which “Agreement” is the subject of this Amendment Two.

II.

In consideration of the mutual covenants contained herein, and other good and valuable consideration the Parties agree that the Agreement shall be, and is amended in part as follows:

1.                         The Force Dynamics Board of Directors in its regular meeting held on 23 January 2007 unanimously agreed that Paragraph 6.5.6 of the Joint Venture Agreement having to do with the use of outside auditors is not required.

2.                         The substance of paragraph 6.5.6 of the Joint Venture Agreement is deleted in to entirety and the paragraph is marked as “Reserved”.

III.

The balance of the provisions of said Joint Venture Agreement remain in full force and effect, unaltered and unchanged by this subsequent Amendment Two, except where the terms thereof conflict herewith, in which event this instrument shall control.

Force Protection, Inc.		General Dynamics Land Systems Inc.

By:	/s/ Raymond W. Pollard	By:	/s/ J.L. Farina Percy
	Raymond W. Pollard		J.L. Farina Percy
Title:	Chief Operating Officer	Title:	Director Ground Combat Contracts